Exhibit 99.1

Contact: Beth Sanders

Executive Vice President & CFO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: bsanders@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD EARNINGS www.1stcent.com

Redlands, California—January 30, 2007— 1st Centennial Bancorp (OTCBB: FCEN), parent holding company of 1st Centennial Bank, today announced fourth quarter and year end operating results. The Company reported earnings for the quarter ending December 31, 2006 of $2.015 million, compared to earnings of $1.545 million for the fourth quarter 2005, representing a 30%, or $470,000 increase. Basic earnings per share were 63 cents for the current quarter compared to 49 cents for the same period last year. Diluted earnings per share were 57 cents for the current quarter compared to 46 cents for the same period last year. Net income for the year ended December 31, 2006 was $7.427 million compared to $5.083 million for all of 2005, an increase of 46%, or $2.344 million. Basic earnings per share were $2.33 in 2006 compared to $1.62 for 2005, while diluted earnings per share were $2.12 for 2006 compared to $1.51 for 2005.

The Return on Average Equity and Return on Average Assets as of December 31, 2006 were 19.54% and 1.49%, respectively, compared to 16.77% and 1.22%, for the same period in 2005, respectively. The increases in Return on Average Equity and Return on Average Assets are attributed to our record earnings, which resulted from an increase in average earning assets, primarily in our total gross loans.

Total net loans increased $45 million, or 12% from $381 million to $426 million from December 31, 2005 to December 31, 2006. Deposits, at $456 million, represent an increase of $55 million, or 14% from $401 million for the same period. Total assets reached a record high of $551 million at December 31, 2006, up 21%, or $95 million, from $456 million at December 31, 2005.

The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve. The increase in earnings is due to strong loan demand in the market sectors we serve.

Thomas E. Vessey, President and Chief Executive Officer, stated, “Management is again proud to report record earnings and significant asset growth. 2007 brings the challenge of maintaining and growing our core deposit base to support anticipated loan demand. We hope our many shareholders will join us for our Annual Shareholders’ Meeting on May 15, 2007.”

Patrick J. Meyer, Chairman of the Board stated, “We are grateful for our strong shareholder and customer base that continue to show their confidence and support. We are delighted to report the highest earnings in the Company’s 16-year history, and look forward to expanding our opportunities in the marketplace of Southern California.”

1st Centennial Bank operates its main office and Construction/Real Estate Loan production offices in downtown Redlands, California, its Religious Lending Group and its SBA/Commercial Lending Group and a full-service branch in Brea, California, its Homeowner’s Association Department and a full-service branch in Escondido, and full-service branches in Palm Desert, Irwindale and Temecula, California.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the National and California economies, the Company’s ability to implement its strategy and expand its lending operations, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, the success of branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

December 31, 2006 and December 31, 2005

Dollar amounts in thousands	2006	2005
	(Unaudited)
ASSETS
Cash and due from banks	$18,385	$16,862
Federal funds sold	2,900	21,505

Total cash and cash equivalents	21,285	38,367

Interest-bearing deposits in financial institutions	2,922	2,334
Investment securities, available for sale	72,649	12,208
Stock investments restricted, at cost	1,681	1,620
Loans, net of allowance for loan losses of $5,741 and $5,376	426,200	381,153
Accrued interest receivable	3,469	2,425
Premises and equipment, net	3,152	3,652
Goodwill	4,180	4,180
Cash surrender value of life insurance	11,639	6,735
Other assets	3,950	3,518

Total assets	$551,127	$456,192

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$111,154	$106,121
Interest-bearing deposits	345,309	295,154

Total deposits	456,463	401,275

Accrued interest payable	432	170
Repurchase agreement	30,000	—
Other liabilities	3,729	3,020
Subordinated notes payable to subsidiary trusts	18,306	18,306

Total liabilities	508,930	422,771

SHAREHOLDERS’ EQUITY
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 3,212,215 and 2,100,075 shares at December 31, 2006 and December 31, 2005, respectively	27,998	26,803
Retained earnings	14,038	6,617
Accumulated other comprehensive income (loss)	161	1

Total shareholders’ equity	42,197	33,421

Total liabilities and shareholders’ equity	$551,127	$456,192

1ST CENTENNIAL BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS

Three and Twelve Months Ended December 31, 2006 and 2005 (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Dollar amounts in thousands, except per share amounts	2006	2005	2006	2005
Interest income:
Interest and fees on loans	$10,495	$8,891	$38,065	$32,097
Deposits in financial institutions	37	29	125	134
Federal funds sold	234	228	1,010	350
Investments:
Taxable	673	99	1,148	450
Tax-exempt	175	41	395	165

Total interest income	11,614	9,288	40,743	33,196

Interest expense:
Interest bearing demand and savings deposits	1,604	964	5,768	2,472
Time deposits $100,000 or greater	1,125	531	3,217	1,852
Other time deposits	416	320	1,450	1,089
Interest on borrowed funds	824	347	1,989	1,643

Total interest expense	3,969	2,162	12,424	7,056

Net interest income	7,645	7,126	28,319	26,140
Provision for loan losses	500	830	1,320	2,140

Net interest income after provision for loan losses	7,145	6,296	26,999	24,000

Noninterest income:
Customer service fees	356	359	1,344	1,376
Gains from sale of loans	54	428	373	1,394
Conduit loan referral income	46	309	684	972
Other income	165	140	623	714

Total noninterest income	621	1,236	3,024	4,456

Noninterest expense:
Salaries and employee benefits	2,443	2,668	9,697	11,445
Net occupancy expense	543	577	2,216	2,051
Other operating expense	1,484	1,739	5,847	6,617

Total noninterest expense	4,470	4,984	17,760	20,113

Income before provision for income taxes	3,296	2,548	12,263	8,343
Provision for income taxes	1,281	1,003	4,836	3,260

Net income	$2,015	$1,545	$7,427	$5,083

Basic earnings per share[1]	$0.63	$0.49	$2.33	$1.62

Diluted earnings per share[1]	$0.57	$0.46	$2.12	$1.51

[1]	Adjusted for the 50% stock distribution declared to shareholders of record on March 3, 2006, and distributed April 3, 2006.